Exhibit 3.2

AMENDMENT NO. I TO CERTIFICATE OF DESIGNATION

of

SERIES D CONVERTIBLE PREFERRED STOCK

of

CELLECTAR BIOSCIENCES, INC.

(Pursuant to Section 151 of the Delaware General Corporate Law)

Cellectar Biosciences, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation by unanimous written consent dated September 6, 2023,

RESOLVED:	In accordance with Section 151 of the DGCL and pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the “Board”) pursuant to Article 4 of the Corporation’s Certificate of Incorporation, as amended, whereby the Board is authorized to fix the number of shares constituting the series of Preferred Stock of the Corporation, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding), the Board of Directors hereby amends Section 2 of the Certificate of Designation of Series D Convertible Preferred Stock by decreasing the authorized number of shares designated as “Series D Preferred Stock” from 1,519 to 111.1111.

IN WITNESS WHEREOF, the undersigned does hereby execute this Amendment No. 1 to Certificate of Designation of Series D Convertible Preferred Stock this 7th day of September, 2023.

Cellectar Biosciences, Inc.

By:	/s/ James Caruso
Name:	James Caruso
Title:	President and Chief Executive Officer